-            1





                        UNITED STATES

              SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549



                        SCHEDULE 13G





          Under the Securities Exchange Act of 1934

                       (Amendment No. 2)*





                      Frischs Restaurants, Inc.

______________________________________________________________________



                         (Name of Issuer)





                  Common Stock, $.01 Par Value

______________________________________________________________________



                 (Title of Class of Securities)





                            358748101

______________________________________________________________________



                         (CUSIP Number)



                          Date: December 31, 2012



______________________________________________________________________



      (Date of Event Which Requires Filing of This Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:



[x]  Rule 13d-1(b)



[ ]  Rule 13d-1(c)



[ ]  Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.





The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the

Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                       Page 1 of 8 Pages

CUSIP No.  358748101            13G            Page 2 of 8 Pages





1     NAME OF REPORTING PERSON

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON



      NAME OF COMPANY Reik & Co., LLC

      TAX ID# 205841151

_____________________________________________________________________



2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [  ]

                                                          (b) [  ]

_____________________________________________________________________



3     SEC USE ONLY

_____________________________________________________________________



4     CITIZENSHIP OR PLACE OF ORGANIZATION



      15 West 53^rd Street

      Suite 12B

      New York, New York 10019



NUMBER OF         5     SOLE VOTING POWER



SHARES                  238.296

                  ------------------------------------------------

BENEFICIALLY      6     SHARED VOTING POWER



OWNED BY                0

                  ------------------------------------------------

EACH              7     SOLE DISPOSITIVE POWER



REPORTING               634.955

                  ------------------------------------------------

PERSON WITH       8     SHARED DISPOSITIVE POWER



                        0

_____________________________________________________________________



9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



      634.955

_____________________________________________________________________



10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN

        SHARES*                                                 [ ]

_____________________________________________________________________



11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9





_____________________________________________________________________



12    TYPE OF REPORTING PERSON



      IA

CUSIP No. 358748101            13G            Page 3 of 8 Pages





1     NAME OF REPORTING PERSON

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON



      NAME OF CONTACT William J. Reik Jr.



      SS#**************

_____________________________________________________________________



2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]

                                                           (b)  [X]

_____________________________________________________________________



3     SEC USE ONLY

_____________________________________________________________________



4     CITIZENSHIP OR PLACE OF ORGANIZATION



      15 West 53^rd Street

      Suite 12B

      New York, New York 10019

_____________________________________________________________________



NUMBER OF         5     SOLE VOTING POWER



SHARES                  238.296

                  ------------------------------------------------

BENEFICIALLY      6     SHARED VOTING POWER



OWNED BY                0

                  ------------------------------------------------

EACH              7     SOLE DISPOSITIVE POWER



REPORTING               634.955

                  ------------------------------------------------

PERSON WITH       8     SHARED DISPOSITIVE POWER



                        0

_____________________________________________________________________



9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



      634.955

_____________________________________________________________________



10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN

      SHARES*                                         [ ]

_____________________________________________________________________



11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9



      12.576%

_____________________________________________________________________



12    TYPE OF REPORTING PERSON



      IN

SCHEDULE 13G                               Page 4 of 8 Pages







Item 1(a)    Name of Issuer:





       Frischs Restaurants, Inc.





Item 1(b)    Address of Issuer's Principal Executive Offices:



             2800 Gilbert Ave.

             Cincinnati, Ohio 45206







Item 2(a)    Names of Persons Filing:



             Reik & Co, LLC

             William J. Reik Jr.





Item 2(b)    Addresses of Principal Business Offices:



             15 West 53^rd Street

             Suite 12B

             New York, NY 10019



Item 2(c)    Citizenship:



             New York



Item 2(d)    Title of Class of Securities:



             Common Stock



Item 2(e)    CUSIP Number:



             358748101

SCHEDULE 13G                                 Page 5 of 8 Pages





Item 3  If This Statement is Filed Pursuant to Rule 13d-1(b), or

        13d-2(b) or (c), Check Whether the Person Filing is a:



        (a)   [ ]  Broker or dealer registered under Section 15 of

                     the Exchange Act.



        (b)   [ ]  Bank as defined in Section 3(a)(6) of the

                     Exchange Act.



        (c)   [ ]  Insurance company as defined in Section 3(a)(19)

                     of the Exchange Act.



        (d)   [ ]  Investment company registered under Section 8 of

                     the Investment Company Act.



        (e)   [X]  An investment adviser in accordance with Rule

                     13d-1(b)(1)(ii)(E);



        (f)   [ ]  An employee benefit plan or endowment fund in

                     accordance with Rule 13d-1(b)(1)(ii)(F);



        (g)   [ ]  A parent holding company or control person in

                     accordance with Rule 13d-1(b)(1)(ii)(G);



        (h)   [ ]  A savings association as defined in Section

                     3(b) of the Federal Deposit Insurance Act;



        (i)   [ ]  A church plan that is excluded from the

                     definition of an investment company under

                     Section 3(c)(14) of the Investment Company Act;



        (j)   [ ]  Group,in accordance with Rule 13d-1(b)(1)(ii)(J).





If this statement is filed pursuant to rule 13d-1(c), check this box

                                                            [ ]



See Exhibit A attached hereto.

SCHEDULE 13G                                  Page 6 of 8 Pages



Item 4      Ownership:



Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in

Item 1.



        (a) Amount Beneficially Owned: 634.955



        (b) Percent of Class: 12.576%



        (c) Number of Shares as to Which such Person has:



                (i)   Sole power to vote or direct the vote



                      238.296



                (ii)  Shared power to vote or to direct the vote



                      0



                (iii) Sole power to dispose or to direct the

                      disposition of



                      634.955



                (iv)  Shared power to dispose or to direct the

                      disposition of



                      0



Item 5      Ownership of Five Percent or Less of a Class:



If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  [ ]





Item 6      Ownership of More than Five Percent on Behalf of Another

            Person:



The shares owned directly by Reik & Co. are held on behalf of various clients of the firm. These clients have the right to receive or power to direct the receipt of dividends from, or the proceeds, from the sale of, such securities.  Please note that included in the above numbers the reporting person (Managing Member) owns and has sole voting and disposition power over 234.296 (4.64%)shares.



Item 7      Identification and Classification of the Subsidiary Which

Acquired the Security Being Reported on by the Parent Holding

Company:







See Exhibit A attached hereto.



Item 8      Identification and Classification of Members of a Group:



Not applicable



Item 9      Notice of Dissolution of Group:



Not applicable

SCHEDULE 13G                            Page 7 of 8 Pages



Item 10 Certification:



By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of

changing or influencing the control of the issuer of such

securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.







                  SIGNATURE: William J. Reik Jr.



After reasonable inquiry and to the best of my knowledge and belief,

I certify that the information set forth in this statement is true,

complete and correct.





Date:      January 18, 2013





                              Reik & Co., LLC

                              COMPANY NAME





                              By:/s/ NAME OF CONTACT William J. Reik
Jr.

                                     TITLE: Managing Member

SCHEDULE 13G                              Page 8 of 8 Pages











EXHIBIT A



This Exhibit explains the relationship between the Reporting Persons.

Reik & Co., LLC is a New York corporation registered as an

investment adviser under the Advisers Act. Reik & Co., LLC serves as an investment adviser for individuals and institutions. William J. Reik Jr.

is the Managing Member of Reik & Co., LLC.